Exhibit 99.(a)(1)(D)

ELECTION FORM

Tularik Inc.
Two Corporate Drive
South San Francisco, CA 94080
Attn: Chris Smith or Brandy Garduno

                I have received Tularik Inc.’s (“Tularik or the “Company”) Offer to Exchange and Summary of Terms dated December 19, 2002, sent to employees of Tularik or its subsidiaries that hold options to purchase Common Stock of the Company granted prior to June 19, 2002, with exercise prices per share greater than or equal to $14.00 per share granted under Tularik’s 1997 Equity Incentive Plan, as amended (“Eligible Options”). Defined terms not explicitly defined herein but defined in the Offer to Exchange, shall have the same definitions as in the Offer to Exchange.

                Pursuant to the terms of the Offer, I elect to have one or more Eligible Options held by me, as specified below, cancelled in exchange for a right to receive Replacement Options, as that term is defined in the Offer. I hereby agree that, unless I revoke my election before 5:00 p.m., Pacific Standard Time, on January 17, 2003 (or a later expiration date if Tularik extends the Offer), my election will be irrevocable, and if accepted by Tularik, such surrendered Eligible Options will be cancelled in their entirety on January 17, 2003. I understand that, subject to my continuous employment with Tularik or its subsidiaries through the grant date of the Replacement Option, I will have the right to receive a Replacement Option, to be granted on July 18, 2003 (or a later date if Tularik extends the Offer)(the “Replacement Options Grant Date”), covering one hundred percent (100%) of the number of shares of Common Stock subject to my Eligible Options that were cancelled.

☐            I ACCEPT THE OFFER AND HEREBY ELECT TO CANCEL, upon the terms and conditions stated in the Offer, the following Eligible Option(s):

Option Number	Option Grant Date	Exercise Price of Option	Option Number	Option Grant Date	Exercise Price of Option

                I agree to deliver to Tularik the original stock option grant form(s) for my Eligible Options, upon request. I acknowledge that I will have no right to exercise all or any part of any cancelled options after the date of this election (unless I revoke this election), and that such options will be cancelled.

                I further acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with Tularik (except on an at-will basis). I understand that I will not receive Replacement Options in exchange for the Eligible Options I am hereby electing to cancel if I am not employed by Tularik on the Replacement Options Grant Date. I agree that Tularik has made no representations or warranties to me regarding this Offer or the future pricing of Tularik’s stock, and that my participation in this Offer is at my own discretion.

                I AGREE THAT TULARIK SHALL NOT BE LIABLE FOR ANY COSTS, TAXES, LOSS OR

DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN THIS OFFER.

☐            I DO NOT ACCEPT THE OFFER to exchange options.

Date:

Optionee Signature

Name:

(Please print)

                Tularik hereby agrees and accepts this Election Form, and such acceptance shall be binding on Tularik’s successors, assigns and legal representatives:

TULARIK INC.

By:	Date:

Title: